UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 28, 2005 (July 27, 2005)

UAP HOLDING CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-113345	11-3708834
(State of Incorporation)	(Commission File Number)	( I.R.S. Employer Identification No.)

7251 W. 4th Street

Greeley, Colorado 80634

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (970) 356-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

401(k) Plan

On July 27, 2005, the Board of Directors of United Agri Products, Inc. authorized the amendment and restatement of the UAP Retirement Income Savings Plan, which is intended to qualify as a tax-qualified plan under § 401(a) of the Internal Revenue Code of 1986, as amended. The Plan was originally adopted effective November 24, 2003.

The amendment and restatement, among other things, authorizes participants in the plan (other than employees subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934) to elect to invest in common stock of UAP Holding Corp. The plan allows eligible employees to defer, within prescribed limits, up to 75% of their compensation on a pre-tax basis through contributions to the plan. United Agri Products, Inc. currently matches each eligible participant’s contributions, within prescribed limits, with an amount equal to 66 2/3% of the participant’s contributions on the first 6% of compensation, or a maximum of 4% of compensation. In addition, United Agri Products, Inc. is required to make certain transition contributions on behalf of certain long-term employees, and reserves the right to make discretionary contributions on behalf of certain eligible participants. Employees of United Agri Products, Inc. and its affiliates are eligible to participate in the plan; however some classes of employees are not eligible to participate. Matching and other company contributions are subject to vesting requirements. Shares of common stock of UAP Holding Corp. to be allocated to plan participants will be purchased by the trustee on the open market.

The foregoing description of the plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the plan, which is filed as an exhibit to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1 UAP Retirement Income Savings Plan Effective November 24, 2003, as Amended.

Exhibit No.	Document

10.1	UAP Retirement Income Savings Plan Effective November 24, 2003, as Amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAP HOLDING CORP. (Registrant)

July 28, 2005

	By:	/s/ TODD A. SUKO
Todd A. Suko Vice President and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

10.1	UAP Retirement Income Savings Plan Effective November 24, 2003, as Amended.